As filed with the Securities and Exchange Commission on November 12, 2021

Registration No. 333-187053

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-187053

UNDER

THE SECURITIES ACT OF 1933

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	87-2118851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

(724) 863-9663

(Address of principal executive offices, including zip code)

The ExOne Company 2013 Equity Incentive Plan

(Full title of the plan)

c/o Meg Broderick

ExOne Operating, LLC

63 3rd Avenue

Burlington, MA 01803

(978) 224-1244

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment related to the following Registration Statement on Form S-8 (collectively, the “Registration Statement”) filed by The ExOne Company, a Delaware corporation (the “Registrant”), is being filed to withdraw and remove from registration the shares of Registrant’s common stock, $0.01 par value per share (“Common Stock”), that had been registered under such Registration Statement together with any and all plan interests and other securities registered thereunder that remain unsold or unissued as of the date hereof:

•	Registration Statement on Form S-8 (File No. 333-187053), originally filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2013, registering 1,919,741 shares of Common Stock under the Registrant’s The ExOne Company 2013 Equity Incentive Plan.

On November 12, 2021, pursuant to that certain Agreement and Plan of Merger dated as of August 11, 2021, by and between Registrant, Desktop Metal, Inc., a Delaware corporation (“Parent”), Texas Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Texas Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), Merger Sub I merged with and into the Registrant with the Registrant continuing as the surviving corporation (“Merger I”) and immediately thereafter Registrant merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly owned subsidiary of Parent (the “Surviving Company”) and being renamed ExOne Operating, LLC (“Merger II” and, together with Merger I, the “Mergers”).

As a result of the Mergers, the offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Surviving Company hereby removes from registration all securities of the Registrant registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on the 12th day of November, 2021.

ExOne Operating, LLC Successor by merger to THE EXONE COMPANY

By:	/s/ Meg Broderick
Meg Broderick
Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.